Amendment No. 4 to Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 4 (this “Amendment”), dated January 20, 2014 to the Administration, Bookkeeping and Pricing Services Agreement (the “Agreement”), dated June 28, 2011, as amended, between Centre Funds, formerly known as Drexel Hamilton Mutual Funds (the “Trust”), and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement whereby the List of Portfolios (Appendix A) and the Compensation (Appendix C) are modified to account for a new series of the Trust; and

WHEREAS, the Trust has changed its name from Drexel Hamilton Mutual Funds to Centre Funds.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Appendix A to the Agreement is deleted in its entirety and replaced with the Appendix A attached hereto; and
2.	Appendix C to the Agreement is deleted in its entirety and replaced with the Appendix C attached hereto.
3.	All references to “Drexel Hamilton Mutual Funds” in the Agreement are hereby changed to “Centre Funds.”

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

Centre Funds		ALPS Fund Services, Inc.

By:	/s/ James A. Abate	By:	/s/ Jeremy O. May
James A. Abate		Jeremy O. May
President		President

APPENDIX A

LIST OF PORTFOLIOS

January 20, 2014

Centre American Select Equity Fund

Centre Global Select Equity Fund

Centre Multi-Asset Real Return Fund

Centre Active U.S. Treasury Fund

APPENDIX C

COMPENSATION

Fund Administration, Fund Accounting, Legal, Medallion Distribution & Tax Administration Services:

Annual Base Fee

•	Greater of $350,000 annual minimum or the following basis point fee schedule:

Annual Net Assets	Basis Points
Between $0 - $500M	5.0
$500M - $1B	3.5
Above $1B	1.5

Share Class Charges

•	$7,500 annual charge for each additional share class over the first two share classes in each series.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.